As Filed with the Securities and Exchange Commission on July 8, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMAGIN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3679 (Primary Standard Industrial Classification Code Number)	56-1764501 (I.R.S. Employer Identification Number)

3006 Northup Way, Suite 103,
Bellevue, WA 98004
(425)-284-5200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Andrew G. Sculley, Chief Executive Officer
eMagin Corporation
3006 Northup Way, Suite 103,
Bellevue, WA 98004
(425)-284-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to
Richard A. Friedman
Jonathan R. Shechter
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, NY 10006
Phone: (212) 930-9700
Fax: (212) 930–9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer 	Accelerated filer 
Non-accelerated filer 	Smaller reporting company ☑
(do not check if a smaller reporting company)

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per unit(4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share (1)	1,663,294	$3.58	$5,954,593	$424.56
Common stock, par value $0.001 per share (2)	7,572,000	$3.58	$27,107,760	$1,932.78
	9,235,294		$33,062,353	$2,357.34
(1)	Represents 1,663,294 shares of common stock issued or issuable upon exercise of warrants that are being registered for resale by the selling stockholders named herein.

(2)	Represents 7,572,000 shares of common stock underlying Series B Convertible Preferred Stock that are being registered for resale by the selling stockholders named herein.

(3)
Pursuant to Rule 416 there are also being registered hereunder such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or similar transaction involving the registrant’s common stock.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($3.69) and low ($3.47) prices of the Registrant’s common stock reported on the NYSE Amex Stock Exchange on June 30, 2010.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion, Dated July 8, 2010)

PRELIMINARY PROSPECTUS

9,235,294 Shares

EMAGIN CORPORATION

Common Stock

NYSE AMEX Trading Symbol: EMAN

The selling stockholders named in this prospectus may offer and sell from time to time up to an aggregate of 1,663,294 shares of common stock issued or issuable upon exercise of warrants, and 7,572,000 shares underlying Series B Convertible Preferred Stock.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $47,457.

On June 30, 2010, the last reported sales price for our common stock on the NYSE Amex Stock Exchange was $3.63 per share.

Information regarding the selling stockholders and the manner in which they acquired their shares, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

All of the securities offered by this prospectus may be sold from time to time by or on behalf of the selling stockholders. The prices at which the selling stockholders may sell their shares of our common stock will be determined by the prevailing market price for the shares or in negotiated transactions.

Investing in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment.  See “Risk Factors,” which begins on page 8

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this prospectus is July   , 2010

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus.  If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.  These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus and the documents and information incorporated by reference in this prospectus include some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our ability to obtain and maintain all necessary government certifications and/or licenses to conduct our business;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

•	Adverse capital and credit market conditions, and our ability to meet liquidity needs;

•	Our ability to obtain additional funding for our continuing operations and to fund our expansion;

•	Our ability to meet our financial projections for any financial year;

•	Our ability to retain our key executives and to hire additional senior management;

•
Other factors, including those described in this prospectus under the heading “Risk Factors,” as well as factors set forth in other filings we make with the Securities and Exchange Commission, including those contained in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-Q quarterly reports.

If one or more of these risks or uncertainties materializes, or if any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

The following is only a summary, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference into this prospectus under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” from our other filings with the SEC, as well as any prospectus supplement applicable to an offering of the securities registered pursuant to the registration statement of which this prospectus forms a part. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 8.

ABOUT EMAGIN CORPORATION

We design, develop, manufacture, and market OLED (organic light emitting diode) on silicon microdisplays, virtual imaging products which utilize OLED microdisplays, and related products. We also perform research in the OLED field. Our virtual imaging products integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create virtual images that appear comparable in size to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer (“OEM”) customers to develop and market improved or new electronic products. We believe that virtual imaging will become an important way for increasingly mobile people to have quick access to high resolution data, work, and experience new more immersive forms of communications and entertainment.

Our first commercial product, the SVGA+ (Super Video Graphics Array of 800x600 picture elements plus 52 added columns of data) OLED microdisplay was initially offered for sampling in 2001, and our first SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) OLED microdisplay was shipped in early 2002. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products globally.

In 2006 we introduced our OLED-XL technology, which provides longer luminance half life and enhanced efficiency of our SVGA+ and SVGA-3D product lines. We are in the process of completing development of 2 additional OLED microdisplays, namely the SVGA 3DS (SVGA 3D shrink, a smaller format SVGA display with a new cell architecture with embedded features) and an SXGA (1280 x 1024 picture elements).

In January 2005 we announced the world's first personal display system to combine OLED technology with head-tracking and 3D stereovision, the Z800 3DVisor(tm), which was first shipped in mid-2005. This product was recognized as a Digital Living Class of 2005 Innovators, and received the Consumer Electronics Association’s coveted Consumer Electronics Show (CES) 2006 Best of Innovation Awards for the entire display category as well as a Design and Innovations Award for the electronic gaming category. In February 2007 the Z800 3DVisor, as integrated in Chatten Associates’ head-aimed remote viewer, was recognized as one of Advanced Imaging's Solutions of the Year.

We believe that our OLED microdisplays offer a number of significant advantages over the more widely used liquid crystal displays, including greatly increased power efficiency, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and electronic system functions can be built directly into the OLED microdisplay, resulting in compact, high resolution, power efficient systems. We have developed our own intellectual property and accumulated over 6 years of manufacturing know-how to create high performance OLED microdisplays.

As the first to exploit OLED technology for microdisplays, and with the support of our partners and the development of our intellectual property, we believe that we enjoy a significant advantage in the commercialization of microdisplays for virtual imaging. We believe we are currently the only company to sell active matrix small molecule OLED-on-silicon microdisplays.

eMagin Corporation (the “Company” or “eMagin”) was created through the merger of Fashion Dynamics Corporation ("FDC"), which was organized on January 23, 1996 under the laws of the State of Nevada and FED Corporation ("FED"), a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED and the merged company changed its name to “eMagin Corporation”. Following the merger, the business conducted by eMagin is the business conducted by FED prior to the merger.

Our website is located at www.emagin.com and our e-commerce site is www.3dvisor.com.  The contents of our website are not part of this Prospectus.

Issuance of Securities to the Selling Stockholders

Pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) entered into on December 18, 2008 between the Company and Stillwater LLC (“Stillwater”), on December 22, 2008 (the “Closing”), the Company sold Stillwater for an aggregate purchase price of $4,033,000 an aggregate of 4,033 shares of its Series B Convertible Preferred Stock (the “Preferred Stock”), which have a stated value of $1,000 per share, a conversion price of $0.75 per share and have the rights and preferences set forth in the Certificate of Designations of Series B Convertible Preferred Stock filed with the Secretary of State for the State of Delaware on December 19, 2008 (the “Certificate of Designations”), and warrants to purchase 1,875,467 shares of common stock at $1.03 per share (the “Warrants”).  The Warrants expire on December 22, 2013.

Pursuant to the terms of the Securities Purchase Agreement, the Company used the proceeds from the sale of the Preferred Stock exclusively to repay $4,033,000 of its Amended and Restated 8% Senior Secured Convertible Notes (the “Notes”) which matured on December 22, 2008.

Pursuant to the Securities Purchase Agreement, the members of the Company’s board of directors, and certain executive officers executed lockup agreements pursuant to which, subject to the terms of the lockup agreement, they were restricted from selling the Company’s stock that they beneficially own for 180 days from the Closing.

On December 18, 2008, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with three holders (“Holders”) of its outstanding Notes.  Pursuant to the Exchange Agreement, on December 22, 2008, the Holders exchanged $1,700,000 of their outstanding Notes and accrued and unpaid interest thereon and received 1,706 shares of the Preferred Stock (the amount of the outstanding principal and accrued and unpaid interest due on the Notes exchanged divided by $1,000).

Pursuant to the Securities Purchase Agreement, the Company filed the Certificate of Designations with the State of Delaware on December 19, 2008.  The Certificate of Designations designates 10,000 shares of its Preferred Stock.  The Preferred Stock has a stated value of $1,000 and has a conversion price of $0.75 per share. The Preferred Stock does not pay interest. The holders of the Preferred Stock are not entitled to receive dividends unless the Company’s Board of Directors declared a dividend for holders of its common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock into shares of its common stock.  Each share of Preferred Stock has voting rights equal to (i) the number of shares of  its common stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of common stock so issuable upon such conversion in respect of accrued and unpaid dividends on such shares of Preferred Stock) when the Preferred Stock votes together with its common stock or any other class or series of  its stock and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause. The Company may at its option redeem the Preferred Stock by providing the required notice to the holders of the Preferred Stock and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock to be redeemed.

The Company also entered into a Registration Rights Agreement with Stillwater to register for resale the shares of the common stock issuable upon conversion of the Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the Warrants.  Subject to the terms of the Registration Rights Agreement, the Company is required to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within 30 days following the date that the Company is permitted to file a registration statement by (i) the rules and regulations of the Securities and Exchange Commission and (ii) the agreements set forth on Schedule B to the Registration Rights Agreement, which as of the date of the Exchange Agreement, December 22, 2008 prohibits the Company from filing the initial Registration Statement until certain other registration statements are filed which as of May 18, 2010 have been completed. After filing the Registration Statement, the Company is to cause such Registration Statement to be declared effective under the Securities Act of 1933, (the “Act”) as promptly as possible after the filing thereof, but in no event later than 90 days after the filing date (or no later than 120 days after the filing date in the event of SEC “full review” of the Registration Statement). The Holders of Notes that exchanged their Notes pursuant to the Exchange Agreement received the same registration rights as Stillwater.

In April 2010, Stillwater exercised 875,467 shares of the total 1,875,467 shares of common stock underlying the Warrants on a cashless basis with the Company pursuant to the terms of the Warrants and 663,294 shares of common stock were issued to Stillwater pursuant to such cashless exercise with the Company. In addition, in June 2010 Navacorp III LLC converted 60 shares of Series B Convertible Preferred Stock, which were convertible into 80,000 shares of the Company’s common stock. Accordingly, as a result of the aforementioned cashless exercise of Warrants with the Company and conversion of Series B Convertible Preferred Stock, this registration statement covers the registration of 1,663,294 shares of common stock issued or issuable upon exercise of the Warrants acquired by Stillwater in connection with the Securities Purchase Agreement and 7,572,000 shares underlying the Series B Convertible Preferred Stock acquired by Holders and Stillwater in connection with the Exchange Agreement and Securities Purchase Agreement, respectively.

The Offering

Common Stock being offered by Selling Stockholder:
7,572,000 shares underlying the Series B Convertible Preferred Stock and 1,663,294 shares of common stock issued or issuable upon exercise of Warrants. The 9,235,294 shares of common stock being registered represent 33% of our outstanding common stock, after giving effect to the exercise of the Warrants and conversion of the Series B Convertible Preferred Stock, and 40% of the number of shares of common stock held by persons other than our officers, directors and affiliates.

Outstanding Shares of Common Stock:	19,837,762 shares as of June 30, 20101

Common Stock to be Outstanding after Exercise of Warrants and Conversion of Preferred Stock covered hereby:	28,409,762 2

Use of Proceeds:
If all of the Warrants for which the underlying shares are registered were exercised at the current exercise price, we would receive total proceeds of approximately $1,030,000.  We will not receive any proceeds from the conversion of the Series B Convertible Preferred Stock. We cannot assure you that any of the Warrants will be exercised or that any of the Series B Convertible Preferred Stock would be converted. See “Use of Proceeds.”

Risk Factors:
See “Risk Factors” beginning on page 8 and other information included in and incorporated by references into this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

1
The outstanding shares of common stock at June 30, 2010 includes 663,294 shares of common stock which were issued pursuant to a cashless exercise of Warrants with the Company in April 2010 and are being registered in this registration statement.

2
Based on the outstanding common stock at June 30, 2010, and includes shares of common stock issuable upon the exercise of Warrants and shares of common stock underlying our Series B Convertible Preferred Stock held by the selling stockholders for which the underlying shares are to be registered.

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before investing in our common stock.  The following factors, as well as other factors affecting our operating results and financial condition, could cause our actual future results and financial condition to differ materially from those projected. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

We have had losses in the past and may incur losses in the future.

Our accumulated deficit is approximately $197 million as of December 31, 2009 and approximately $196 million as of March 31, 2010.  We have achieved profitability on a full year basis in 2009. We can give no assurances that we will continue to be profitable in the future. We cannot assure investors that we will sustain profitability or that we will not incur operating losses in the future.

We may not be able to execute our business plan due to a lack of cash from operations.

Prior to April 2008, we had not produced positive cash flows from operations. However, we have generated positive cash flows the past 8 quarters. We anticipate that our cash from operations will be sufficient to meet our requirements over the next twelve months.  In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we may have to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. No assurance can be given that if additional financing is necessary, that it will be available, or if available, will be on acceptable terms.

Our operating results have significant fluctuations.

In addition to the variability resulting from the short-term nature of commitments from our customers, other factors contribute to significant periodic quarterly fluctuations in results of operations. These factors include, but are not limited to, the following:

·	the receipt and timing of orders and the timing of delivery of orders;
·	the inability to adjust expense levels or delays in adjusting expense levels, in either case in response to lower than expected revenues or gross margins;
·	the volume of orders relative to our manufacturing capacity;
·	product introductions and market acceptance of new products or new generations of products;
·	changes in cost and availability of labor and components;
·	product mix;
·	variation in operating expenses; regulatory requirements, foreign currency fluctuations and changes in duties and tariffs;
·	pricing and availability of competitive products and services; and
·	changes, whether or not anticipated, in economic conditions.

Accordingly, the results of any past periods should not be relied upon as an indication of our future performance.

RISKS RELATED TO MANUFACTURING

The manufacture of active matrix OLED microdisplays is new and could result in manufacturing issues or delays.

Ours is an evolving technology and we are pioneers in this active matrix OLED microdisplay manufacturing technique. We cannot assure you that we will be able to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we cannot assure you that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We rely on key sole source and limited source suppliers.

We depend on a number of sole source or limited source suppliers for certain raw materials, components, and services. These include circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support.  We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could be detrimental to operating results. We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we provide the design layouts to a sole semiconductor contract manufacturer who manufactures the integrated circuits on silicon wafers. Our inability to obtain sufficient quantities of components and other materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

Our results of operations, financial condition, and business would be harmed if we were unable to balance customer demand and capacity.

As customer demand for our products, particularly new products, changes we must be able to ramp up or adjust our production capacity to meet demand. We are continually taking steps to address our manufacturing capacity needs for our products. If we are not able to increase our capacity or if we increase our capacity too quickly, our business and results of operations could be adversely impacted. If we experience delays or unforeseen costs associated with adjusting our capacity levels, we may not be able to achieve our financial targets. For some of our products, vendor lead times exceed our customers’ required delivery time causing us to order to forecast rather than order based on actual demand. Ordering raw material and building finished goods based on forecasts exposes us to numerous risks including potential inability to service customer demand in an acceptable timeframe, holding excess inventory or having unabsorbed manufacturing overhead.

Variations in our production yields impact our ability to reduce costs and could cause our margins to decline and our operating results to suffer.

All of our products are manufactured using technologies that are highly complex. The number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

·	variability in our process repeatability and control;
·	contamination of the manufacturing environment or equipment;
·	equipment failure, power outages, or variations in the manufacturing process;
·	lack of consistency and adequate quality and quantity of piece parts and other raw materials;
·	defects in packaging either within or outside our control; and
·	any transitions or changes in our production process, planned or unplanned.

 We could experience manufacturing interruptions, delays, or inefficiencies if we are unable to timely and reliably procure components from single-sourced suppliers.

We maintain several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations.  If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner.  Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may not be successful in protecting our intellectual property and proprietary rights.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. On April 30, 2007, the U.S. Supreme Court, in KSR International Co. vs. Teleflex, Inc., mandated a more expansive and flexible approach towards a determination as to whether a patent is obvious and invalid, which may make it more difficult for patent holders to secure or maintain existing patents. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

In addition to patent protection, we also rely on trade secrets and other non-patented proprietary information relating to our product development and manufacturing activities. We try to protect this information through appropriate efforts to maintain its secrecy, including requiring employees and third parties to sign confidentiality agreements. We cannot be sure that these efforts will be successful or that the confidentiality agreements will not be breached. We also cannot be sure that we would have adequate remedies for any breach of such agreements or other misappropriation of our trade secrets or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market.

The microdisplay systems business is intensely competitive.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

·	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
·	our ability to address the needs of our customers and the quality of our customer service;
·	the quality, performance, reliability, features, ease of use and pricing of our products;
·	successful expansion of our manufacturing capabilities;
·	our efficiency of production, and ability to manufacture and ship products on time;
·	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
·	the market acceptance of our customers' products; and
·	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry may be cyclical.

Our business strategy is dependent on OEM manufacturers building and selling products that incorporate our OLED displays as components into those products. Industry-wide fluctuations could cause significant harm to our business. The OLED microdisplay sector may experience overcapacity, if and when all of the facilities presently in the planning stage come on line, leading to a difficult market in which to sell our products.

Our competitors have many advantages over us.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

Our products are subject to lengthy OEM development periods.

We sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant often with a duration of between one and three years. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

Our products will likely experience rapidly declining unit prices.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful, that we will have the resources to fund the expenditures necessary to implement certain cost-saving measures, or that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of attracting and retaining new personnel may have a materially adverse affect on our business and our operating results.

Our success depends in a large part on the continuing service of key personnel.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel and will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our operating results are substantially dependent on the development and acceptance of new products and technology innovations.

Our future success may depend on our ability to develop new and lower cost solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-efficient manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, and we historically have experienced delays in completing the development and introduction of new products. Some or all of those technologies or products may not successfully make the transition from the research and development lab. Even when we successfully complete a research and development effort with respect to a particular product or technology, it may fail to gain market acceptance.  The successful development and introduction of these products depends on a number of factors, including the following:

·	achievement of technology breakthroughs required to make commercially viable devices;
·	the accuracy of our predictions of market requirements;
·	acceptance of our new product designs;
·	acceptance of new technology in certain markets;
·	the availability of qualified research and development and product development personnel;
·	our timely completion of product designs and development;
·	our ability and available resources to expand sales;
·	our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;
·	our customers’ ability to develop competitive products incorporating our products; and
·	acceptance of our customers’ products by the market.

If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

If government agencies discontinue or curtail their funding for our research and development programs our business may suffer.

Changes in federal budget priorities could adversely affect our contract revenue. Historically, government agencies have funded a significant part of our research and development activities. When the government changes budget priorities, such as in time of war or for other reasons, our funding has the risk of being redirected to other programs. Government contracts are also subject to the risk that the government agency may not appropriate and allocate all funding contemplated by the contract. In addition our government contracts generally permit the contracting authority to terminate the contract for the convenience of the government. The full value of the contracts would not be realized if they were prematurely terminated. We may be unable to incur sufficient allowable costs to generate the full estimated contract values. Furthermore, the research and development and product procurement contracts of the customers we supply may be similarly impacted. If the government funding is discontinued or reduced, our ability to develop or enhance products could be limited and our business results or operations and financial condition could be adversely affected.

Our business depends on new products and technologies.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

Our business has primarily operated on the basis of short-term purchase orders.  We receive some longer term purchase agreements, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production primarily on the basis of internally generated forecasts of demand based on communications with customers, and available industry data which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in eMagin may decline.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our active matrix OLED technology.

Our prospects could be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our active matrix OLED microdisplay technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so could have a material adverse effect on our business.

Our business depends to some extent on international transactions.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with foreign entities. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the foreign OEMs that are the most likely long-term purchasers of our microdisplays expose us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

 Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Current adverse economic conditions may adversely impact our business, operating results and financial condition.

The current economic conditions and market instability may affect our customers and suppliers.  Any adverse financial or economic impact to our customers may impact their ability to pay timely, or result in their inability to pay.  It may also impact their ability to fund future purchases, or increase the sales cycles which could lead to a reduction in revenue and accounts receivable.  Our suppliers may increase their prices or may be unable to supply needed raw materials on a timely basis which could result in our inability to meet customers’ demand or affect our gross margins.  Our suppliers may, also, impose more stringent payment terms on us.  The timing and nature of any recovery in the credit and financial markets remains uncertain, and there can be no assurance that market conditions will improve in the near future or that our results will not be materially and adversely affected.

RISKS RELATED TO OUR STOCK

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if eMagin is successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of June 30, 2010, we have outstanding common shares of 19,837,762 plus (i) options to purchase 3,297,275 shares, (ii) warrants to purchase 5,024,782 shares and (iii) convertible preferred stock convertible to purchase 7,572,000 shares of common stock.

We have a staggered board of directors and other anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of eMagin. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Changes in internal controls or accounting guidance could cause volatility in our stock price.

Guidance regarding implementation and interpretation of the provisions of Section 404 continues to be issued by the standards-setting community.  Although legislation is pending which would grant a permanent exemption to smaller reporting companies.  Smaller reporting companies are, presently, subject to the audit of internal controls for the first time in fiscal years that end on or after June 15, 2010.  As a result of the ongoing interpretation of new guidance and the audit testing which may be required to be completed in the near future, our internal controls over financial reporting may include an unidentified material weakness which would result in receiving an adverse opinion on our internal controls over financial reporting from our independent registered public accounting firm. This could result in significant additional expenditures responding to the Section 404 internal control audit, heightened regulatory scrutiny and potentially an adverse effect to the price of our stock.

In addition, due to increased regulatory scrutiny surrounding publicly traded companies, the possibility exists that a restatement of past financial results could be necessitated by an alternative interpretation of present accounting guidance and practice. Although management does not currently anticipate that this will occur, a potential result of such interpretation could be an adverse effect on our stock price.

The market price of our common stock may be volatile.

The market price of our common stock has been subject to wide fluctuations. During our four most recently completed fiscal quarters, the closing price of our stock ranged from $0.70 to $5.12 and decreased to a low price of $0.60 on April 1, 2009. The market price of our common stock in the future is likely to continue to be subject to wide fluctuations in response to various factors, including, but not limited to, the following:

·	variations in our operating results and financial condition;
·	actual or anticipated announcements of technical innovations, new product developments, or design wins by us or our competitors;
·	general conditions in the semiconductor and flat panel display industries; and
·	worldwide economic and financial conditions.

In addition, the public stock markets have experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. The broad market fluctuations and other factors may continue to adversely affect the market price of our common stock.

USE OF PROCEEDS

If the selling stockholders exercise any Warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $1.03 million, which we would receive only if all of the Warrants for which the underlying shares of common stock are being registered were exercised at their present exercise prices, which are $1.03 per share as to Warrants to purchase 1,000,000 shares of common stock. Any proceeds which we receive from the exercise of the Warrants would be used for working capital and general corporate purposes. We cannot assure you that any of the Warrants will be exercised.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 30, 2010, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
Stillwater LLC 1	12,686,037	7,040,627	5,645,410	20%
Rainbow Gate Corporation 2	1,775,204	937,333	837,871	3%
Ginola Limited3	4,622,512	1,070,667	3,551,845	13%
Navacorp III LLC4	723,905	186,667	537,238	2%
Total	19,807,658	9,235,294	10,572,364

1
Represents 1,663,294 shares issued or issuable upon exercise of Warrants and 5,377,333 shares underlying Series B Convertible Preferred Stock. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater LLC as sole member, and Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager; therefore Stillwater LLC is deemed to beneficially own the shares held by Rainbow Gate as “beneficially owned” but Stillwater LLC disclaims beneficial ownership of such shares.

2
Represents 937,333 shares underlying Series B Convertible Preferred Stock. Mortimer D.A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation but disclaims beneficial ownership of such shares.

3
Represents 1,070,667 shares underlying Series B Convertible Preferred Stock.  The sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation.  Stillwater LLC and Ginola Limited are beneficially owned by separate owners and therefore do not exert voting control over one another. However, Stillwater LLC does include the shares held by Rainbow Gate as “beneficially owned” since the sole member of Stillwater LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares but Stillwater LLC disclaims beneficial ownership of such shares. Jonathan White, Steven Meiklejohn, and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Steven Meiklejohn exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation. Jonathan White, Joerg Fischer and Steven Meiklejohn are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

4	Represents 186,667 shares underlying Series B Convertible Preferred Stock. Mr. Paul Cronson exercises the sole voting power with respect to the shared held in the name of Navacorp III LLC.

 A person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. As of June 30, 2010 there were 19,837,762 shares of our common stock issued and outstanding.

None of the selling stockholders is a member, affiliate or associate of any broker-dealer. With respect to the shares being registered on behalf of Navacorp III LLC (“Navacorp”), Mr. Paul Cronson, a director of the Company, is the controlling shareholder of Navacorp.  Except for the aforementioned, and except as set forth on page 5 of this registration statement, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. As of June 30, 2010, there were 19,837,762 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

The Company filed the Certificate of Designations with the State of Delaware on December 19, 2008.  The Certificate of Designations designates 10,000 shares of the Company’s preferred stock as Series B Convertible Preferred Stock.  The Preferred Stock has a stated value of $1,000 and has a conversion price of $.75 per share.  The Preferred Stock does not pay interest.  The holders of the Preferred Stock are not entitled to receive dividends unless the Company’s Board of Directors declared a dividend for holders of the Company’s common stock and then the dividend shall be equal to the amount that such holder would have been entitled to receive if the holder converted its Preferred Stock into shares of the Company’s common stock.  Each share of Preferred Stock has voting rights equal to (i) the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock at such time (determined without regard to the shares of Common Stock so issuable upon such conversion in respect of accrued and unpaid dividends on such share of Preferred Stock) when the Preferred Stock votes together with the Company’s Common Stock or any other class or series of stock of the Company and (ii) one vote per share of Preferred Stock when such vote is not covered by the immediately preceding clause. In the event of a liquidation, dissolution, or winding up of the Company, the Preferred Stock is entitled to receive liquidation preference before the Common Stock. The Company may at its option redeem the Preferred Stock by providing the required notice to the holders of the Preferred Stock and paying an amount equal to $1,000 multiplied by the number of shares for all of such holder’s shares of outstanding Preferred Stock to be redeemed. As of June 30, 2010, there were 5,679 shares of Preferred Stock issued and outstanding.

Delaware Law and Certain Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

 Warrants and Options

The following table summarizes information about stock warrants outstanding and exercisable as of June 30, 2010.

Exercise Price	Outstanding June 30, 2010	Weighted Average Remaining Life in Years	Number exercisable
$0.48	1,000,000	1.09	1,000,000
$1.03	1,528,049	2.68	1,528,049
$1.13	72,116	2.79	72,116
$1.30	370,000	3.14	370,000
$1.50	1,000,000	2.66	1,000,000
$3.60	53,846	1.09	53,846
$7.54	3,617	1.70	3,617
$10.00	997,154	0.34	997,154
	5,024,782		5,024,782

The following table summarizes information about stock options outstanding and exercisable as of June 30, 2010.

Exercise Price	Outstanding June 30, 2010	Weighted Average Remaining Life in Years	Number exercisable
$0.34-0.98	1,180,948	5.92	1,166,244
$1.00-1.51	1,189,337	6.70	1,029,528
$1.80-1.94	448,988	6.61	214,744
$2.60-2.70	281,802	2.56	253,162
$3.69-22.50	196,200	8.33	181,500
	3,297,275		2,845,178

Transfer Agent

Our transfer agent for our common stock is Continental Stock Transfer, 17 Battery Place, New York, NY 10004.

LEGAL MATTERS

                 The validity of the securities being offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. If the validity of any securities is also passed upon by counsel any underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to that specific offering.

EXPERTS

Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon which is incorporated by reference in this Prospectus and Registration Statement, our consolidated financial statements and schedule as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009. Such consolidated financial statements and schedule are incorporated by reference herein in reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Our common stock is listed for trading on the NYSE Amex under the symbol “CEU.”

We have filed a registration statement on Form S-3 with the SEC to register the securities that may be offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. You can review and copy these documents, without charge, at the public reference facilities maintained by the SEC or on the SEC’s website as described above or you may obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the SEC at a later date will automatically add to, update or supersede this information.

   We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 25, 2010;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 18, 2010;

•	our current reports on Form 8-K, filed with the SEC on the following dates:

February 5, 2010
March 9, 2010
March 29, 2010
May 6, 2010
May 13, 2010
May 18, 2010

•	the description of our common stock contained in our registration statement on Form 8-A12B filed on May 12, 2010.

We are also incorporating by reference all future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of the registration statement on Form S-3 of which this prospectus is a part and prior to the termination or completion of any offering of securities under this prospectus and all applicable prospectus supplements (except, in each case, for information contained in any such filing that is furnished and not “filed” under the Exchange Act), which filings will be deemed to be incorporated by reference in this prospectus, as supplemented by the applicable prospectus supplement, and to be a part hereof from the respective dates of such filings.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that is incorporated by reference in this prospectus. Requests for such documents should be directed to: eMagin Corporation, 3006 Northup Way, Suite 103, Bellevue WA 98004, Attention: Andrew Sculley, Tel: (425) 284-5200.

  This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

  You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates, except for the SEC registration fee.

SEC registration fee		$2,357
Printing and engraving expenses	$	----
Accounting fees and expenses		$10,000
Legal fees and expenses		$35,000
Miscellaneous expenses		$100
Total		$47,457

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits.

The following exhibits are filed herewith and as a part of this registration statement:

Exhibit Number	Description

2.1
Agreement and Plan of Merger between Fashion Dynamics Corp., FED Capital Acquisition Corporation and FED Corporation dated March 13, 2000 (incorporated by reference to exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed on March 17, 2000).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to exhibit 99.2 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).

3.2	Amended Articles of Incorporation (incorporated by reference to exhibit A to the Registrant's Definitive Proxy Statement filed on June 13, 2003).

3.3	Bylaws of the Registrant (incorporated by reference to exhibit 99.3 to the Registrant's Definitive Proxy Statement filed on June 14, 2001).

3.4	Certificate of Designations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

4.1	Form of Warrant dated as of April 25, 2003 (incorporated by reference to exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on April 28, 2003).

4.2	Form of Series A Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

4.3	Form of Series B Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on January 9, 2004).

4.4	Form of Series C Common Stock Purchase Warrant dated as of January 9, 2004 (incorporated by reference to exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

4.5	Form of Series D Warrant (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

4.6	Form of Series E Warrant (incorporated by reference to exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

4.7	Form of Common Stock Purchase Warrant (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on August 26, 2008).

4.8	Form of Amended and Restated Secured Revolving Loan Note (incorporated by reference to exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on August 26, 2008).

4.9	Form of Series F Warrant (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on October 26, 2004).

4.10	Form of Common Stock Purchase Warrant dated October 20, 2005, filed October 31, 2005, as filed in the Registrant's Form 8-K (incorporated herein by reference).

4.11	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

5.1	Consent of Sichenzia Ross Friedman Ference LLP (filed herewith).

10.1	2000 Stock Option Plan (incorporated by reference to Annex A to Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*

10.2	Form of Agreement for Stock Option Grant pursuant to 2003 Stock Option Plan (incorporated by reference to exhibit 99.2 to the Registrant's Registration Statement on Form S-8 filed on March 14, 2000).*

10.3
Nonexclusive Field of Use License Agreement relating to OLED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 29, 1999 (incorporated by reference to exhibit 10.6 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.4
Amendment Number 1 to the Nonexclusive Field of Use License Agreement relating to the LED Technology for miniature, high resolution displays between the Eastman Kodak Company and FED Corporation dated March 16, 2000 (incorporated by reference to exhibit 10.7 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 filed on April 30, 2001).

10.5
Lease between International Business Machines Corporation and FED Corporation dated May 28, 1999 (incorporated by reference to exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.6
Amendment Number 1 to the Lease between International Business Machines Corporation and FED Corporation dated July 9, 1999 (incorporated by reference to exhibits 10.8 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.7
Amendment Number 2 to the Lease between International Business Machines Corporation and FED Corporation dated January 29, 2001 (incorporated by reference to exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 30, 2001).

10.8
Amendment Number 3 to Lease between International Business Machines Corporation and FED Corporation dated May 28, 2002 (incorporated by reference to the Company’s Form S-1A as filed November 12, 2008).

10.9
Amendment Number 4 to Lease between International Business Machines Corporation and FED Corporation dated December 14, 2004 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 20, 2004).

10.10
Securities Purchase Agreement dated as of April 25, 2003 by and among eMagin and the investors identified on the signature pages thereto, filed April 28, 2003, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.11
Registration Rights Agreement dated as of April 25, 2003 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on April 28, 2003).

10.12
Securities Purchase Agreement dated as of January 9, 2004 by and among eMagin and the investors identified on the signature pages thereto (incorporated by reference to exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

10.13
Registration Rights Agreement dated as of January 9, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on January 9, 2004).

10.14
Master Amendment Agreement dated as of February 17, 2004 by and among eMagin and the investors identified on the signature pages thereto (incorporated by reference to exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10.15
Registration Rights Agreement dated as of February 17, 2004 by and among eMagin and certain initial investors identified on the signature pages thereto (incorporated by reference to exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10.16
Letter Agreement amending the Master Amendment Agreement dated as of March 1, 2004 by and among eMagin and the parties to the Master Amendment Agreement (incorporated by reference to exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on March 4, 2004).

10.17
Lease between International Business Machines Corporation and FED Corporation dated May 28, 1999, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 (incorporated by reference to the Form 10-K filed on March 30, 2001).

10.18
Amendment Number 2 to the Lease between International Business Machines Corporation and FED Corporation dated January 29, 2001, as filed in the Registrant's Form 10-K/A for the year ended December 31, 2000 (incorporated by reference to Form 10-K filed March 30, 2001).

10.19
Secured Note Purchase Agreement entered into as of November 27, 2001, by and among eMagin Corporation and certain investors named therein, as filed in the Registrant's Form 8-K dated December 18, 2001 (incorporated by reference to Form 8-K filed December 18, 2001).

10.20	2004 Non-Employee Compensation Plan, filed July 7, 2004, as filed in the Registrant’s Form S-8 (incorporated herein by reference).*

10.21
Form of Letter Agreement by and among eMagin and the holders of the Class A, Class B and Class C common stock purchase warrants, filed August 9, 2004, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.22
Securities Purchase Agreement dated as of October 21, 2004 by and among eMagin and the purchasers listed on the signature pages thereto, filed October 26, 2004 as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.23
Placement Agency Agreement dated as of October 21, 2004 by and among eMagin and W.R. Hambrecht & Co., LLC, filed October 26, 2004, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.24	Agreement, dated as of June 29, 2004, by and between eMagin and Larkspur Capital Corporation, filed October 26, 2004, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.25	Sublease Agreement dated as of July 14, 2005 by and between eMagin and Cap Gemini U.S., LLC, filed August 2, 2005, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.26	Amended and Restated 2003 Stock Option Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement (incorporated herein by reference).*

10.27	Amended and Restated 2004 Non-Employee Compensation Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement(incorporated herein by reference).*

10.28	2005 Employee Stock Purchase Plan, filed September 1, 2005, as filed in the Registrant’s Definitive Proxy Statement (incorporated herein by reference).*

10.29
Securities Purchase Agreement dated as of October 20, 2005, by and among eMagin and the purchasers listed on the signature pages thereto, filed October 31, 2005, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.30
Registration Rights Agreement dated as of October 20, 2005, by and among eMagin and the purchasers listed on the signature pages thereto, filed October 31, 2005, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.31	Employment Agreement effective as of January 1, 2006 by and between eMagin and Gary Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.32	Employment Agreement effective as of January 1, 2006 by and between eMagin and Susan Jones, filed January 27, 2006, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.33	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Gary Jones.

10.34	Amendment to Employment Agreement as of April 17, 2006 by and between eMagin and Susan Jones.

10.35
Form of Note Purchase Agreement dated July 21, 2006, by and among the Company and the investors named on the signature pages thereto, (incorporated by reference to the Company’s Form S-1A as filed November 12, 2008).

10.36	Form of Note Purchase Agreement dated July 21, 2006, by and between the Company and Stillwater LLC, (incorporated by reference to the Company’s Form S-1A as filed November 12, 2008).

10.37	2004 Amended and Restated Non-Employee Compensation Plan, filed September 21, 2006, as filed in the Registrant's Definitive Proxy Statement (incorporated herein by reference).*

10.38
Executive Separation and Consulting Agreement dated as of January 11, 2007 by and between eMagin Corporation and Gary W. Jones, filed January 19, 2007, as filed in the Registrant's Form 8-K/A (incorporated herein by reference).

10.39	Letter Agreement dated as of February 12, 2007 by and between eMagin Corporation and Dr. K.C. Park, filed February 16, 2007, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.40
Allonge to the 6% Senior Secured Convertible Notes Due 2007-2008 of eMagin Corporation dated as of March 9, 2007, filed March 13, 2007, as filed in the Registrant's Form 8-K (incorporated herein by reference).

10.41
First Amendment to Note Purchase Agreement as of March 28, 2007 by and between eMagin Corporation and Stillwater LLC, as filed in the Registrant's Form 8-K dated April 26, 2007 (incorporated herein by reference).

10.42
Note Purchase Agreement as of April 9, 2007 by and between eMagin Corporation and Stillwater LLC, as filed in the Registrant's Form 8-K dated April 25, 2007 (incorporated by reference to the Company’s Form S-1A as filed November 12, 2008).

10.43	6% Senior Secured Convertible Note, dated April 9, 2007, by and between the Company and Stillwater LLC (incorporated by reference to the Company’s Form 8-K as filed on April 26, 2007).

10.44	Common Stock Purchase Warrant, dated April 9, 2007, by and between the Company and Stillwater LLC (incorporated by reference to the Company’s Form 8-K as filed on April 26, 2007).

10.45	Employment Agreement between the Company and Tatum, LLC, dated December 26, 2007 (incorporated by reference to the Company’s Form 8-K as filed on January 3, 2008).

10.46	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K/A as filed on February 8, 2008).

10.47
Amendment No. 1 to Loan and Security Agreement, dated as of January 30, 2008, to the Loan and Security Agreement, dated August 7, 2007 (incorporated by reference to the Company’s Form 8-K/A as filed February 8, 2008).

10.48	Warrant Issuance Agreement, dated January 30, 2008 (incorporated by reference to the Company’s Form 8-K/A as filed February 8, 2008).

10.49	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K, as filed on March 31, 2008).

10.50
Amendment No. 2 to Loan and Security Agreement, dated as of March 25, 2008 to the Loan and Security Agreement, dated August 7, 2007, as amended on January 30, 2008 (incorporated by reference to the Company’s Form 8-K, as filed March 31, 2008).

10.51	Amendment No. 1 to Warrant Issuance Agreement, dated as of March 25, 2008, as amended on January 30, 2008 (incorporated by reference to the Company’s Form 8-K, as filed March 31, 2008).

10.52	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K, as filed on April 4, 2008).

10.53
Securities Purchase Agreement, dated as of April 2, 2008 (incorporated by reference to the Company’s Form 8-K, as filed April 4, 2008) (incorporated by reference to the Company’s Form S-1A as filed November 12, 2008).

10.54	Registration Rights Agreement, dated as of April 2, 2008 (incorporated by reference to the Company’s Form 8-K, as filed April 4, 2008).

10.55	Agreement between the Company and Tatum, LLC (incorporated by reference to the Company’s Form 8-K, filed April 18, 2008).

10.56	Employment Agreement effective as of June 1, 2008 by and between eMagin and Andrew Sculley (incorporated by reference to the Company’s Form 8-K/A as filed August 19, 2008).

10.57
Amendment No. 3 to Loan and Security Agreement, dated as of August  20, 2008 to the Loan and Security Agreement, dated August 7, 2007 (incorporated by reference to the Company’s Form 8-K, as filed August 26, 2008).

10.58	Warrant Issuance Agreement No. 2, dated August 20, 2008 (incorporated by reference to the Company’s Form 8-K as filed August 26, 2008).

10.59	Amended and restated Securities Issuance Agreement, dated as of August 20, 2008 (incorporated by reference to the Company’s Form 8-K, as filed August 26, 2008).

10.60	Amendment, dated August 20, 2008, to Registration Rights Agreement, dated as of August 7, 2007 (incorporated by reference to the Company’s Form 8-K, as filed August 26, 2008).

10.61	Loan and Security Agreement between Moriah Capital, L.P. and eMagin Corporation, dated as of August 7, 2007 (incorporated by reference to the Company’s Form S-1A as filed February 2, 2009)**

10.62	Amendment Agreement, dated as of July 23, 2007 (incorporated by reference to the Company’s Form 8-K as filed on July 25, 2007).

10.63	Form of Amended and Restated 8% Senior Secured Convertible Note due 2008 (incorporated by reference to the Company’s Form 8-K as filed on July 25, 2007).

10.64	Form of Amended and Restated Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K as filed on July 25, 2007).

10.65	Form of Amendment No. 1 to Patent and Security Agreement, filed July 25, 2007 (incorporated by reference to the Company’s Form 8-K as filed on July 25, 2007).

10.66	Form of Amendment No. 1 to Pledge and Security Agreement, filed July 25, 2007 (incorporated by reference to the Company’s Form 8-K as filed on July 25, 2007).

10.67	Form of Lockbox Agreement, filed July 25, 2007 (incorporated by reference to the Company’s Form 8-K as filed on July 25, 2007).

10.68	Securities Purchase Agreement, dated December 18, 2008 (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

10.69	Registration Rights Agreement, dated December 18, 2008 (incorporated by reference to exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

10.70	Exchange Agreement, dated December 18, 2008 (incorporated by reference to exhibit 99.3 of the Registrant’s Current Report on Form 8-K filed on December 22, 2008).

10.71	Employment Agreement effective as of May 8, 2009 by and between eMagin and Paul Campbell (incorporated by reference to the Company’s Form 8-K as filed May 14, 2009).

10.72
Amendment Number 6 to the lease between International Business Machines Corporation and eMagin Corporation dated May 27, 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 19, 2009).

10.73	Lease between Northup Building LLC and eMagin dated May 28, 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 19, 2009).

10.74	Amendment No. 2 to the Employment Agreement between eMagin Corporation and Susan Jones.

10.75	Loan and Security Agreement between the Company and Access Business Finance, LLC (incorporated by reference to exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on September 11, 2009).

10.76	Temporary Extension of Amended and Restated Employment Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 10, 2010).

10.77	Temporary Extension of Amended and Restated Employment Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 6, 2010).

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).
* Each of the Exhibits noted by an asterisk is a management compensatory plan or arrangement.
** The confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Item 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   That: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 7th day of July, 2010.

EMAGIN CORPORATION

Date: July 7, 2010	By: /s/ ANDREW G. SCULLEY
Andrew G. Sculley
Chief Executive Officer and President (Principal Executive Officer)

Date: July 7, 2010	By: /s/ PAUL CAMPBELL
Paul Campbell
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Andrew G. Sculley	Chief Executive Office, President and Director (Principal Executive Officer)	July 7, 2010
Andrew G. Sculley
/s/ Paul Campbell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 7, 2010
Paul Campbell

/s/ Thomas Paulsen	Director	July 7, 2010
Thomas Paulsen

/s/ Claude Charles	Director	July 7, 2010
Claude Charles

	Director	July 7, 2010
Paul Cronson

/s/ Irwin Engelman	Director	July 7, 2010
Irwin Engelman

	Director	July 7, 2010
Dr. Jacob E. Goldman

	Director	July 7, 2010
Brig. Gen. Stephen Seay